Exhibit 99.1
FOR IMMEDIATE RELEASE
August 6, 2019
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTHS EARNINGS FOR FISCAL 2019
BURBANK, Calif. – The Walt Disney Company today reported quarterly earnings for its third fiscal quarter ended June 29, 2019. Diluted earnings per share (EPS) from continuing operations for the quarter decreased 59% to $0.79 from $1.95 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter decreased 28% to $1.35 from $1.87 in the prior-year quarter. EPS from continuing operations for the nine months ended June 29, 2019 decreased to $5.98 from $6.81 in the prior-year period. Excluding certain items affecting comparability(1), EPS from continuing operations for the nine months decreased 15% to $4.75 from $5.60 in the prior-year period.
“Our third-quarter results reflect our efforts to effectively integrate the 21st Century Fox assets to enhance and advance our strategic transformation,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “I’d like to congratulate The Walt Disney Studios for reaching $8 billion at the global box office so far this year--a new industry record--thanks to the stellar performance of our Marvel, Pixar and Disney films. The incredible popularity of Disney’s brands and franchises positions us well as we launch Disney+, and the addition of original and library content from Fox will only further strengthen our direct-to-consumer offerings.”
On March 20, 2019, the Company acquired Twenty-First Century Fox (21CF) for cash and the issuance of 307 million shares. Results for the current quarter and nine months reflect the consolidation of 21CF and Hulu LLC (Hulu) activities.
The following table summarizes the third quarter and nine-month results for fiscal 2019 and 2018 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	June 29, 2019	June 30, 2018	Change	June 29, 2019	June 30, 2018	Change
Revenues	$20,245	$15,229	33%	$50,470	$45,128	12%
Segment operating income (1)	$3,961	$4,189	(5)%	$11,432	$12,412	(8)%
Net income from continuing operations (2)	$1,437	$2,916	(51)%	$9,656	$10,276	(6)%
Diluted EPS from continuing operations (2)	$0.79	$1.95	(59)%	$5.98	$6.81	(12)%
EPS excluding certain items affecting comparability (1)	$1.35	$1.87	(28)%	$4.75	$5.60	(15)%
Cash provided by continuing operations	$(1,748)	$3,679	nm	$4,266	$10,442	(59)%
Free cash flow (1)	$(2,925)	$2,459	nm	$699	$7,178	(90)%

(1)	EPS excluding certain items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. See the discussion on pages 9 through 12.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the third quarter and nine-month segment operating results for fiscal 2019 and 2018 (in millions). 21CF and Hulu operating results for the current period are consolidated and reported in our segments. Prior to the acquisition of 21CF, Hulu was accounted for as an equity method investment and was reported in our Direct-to-Consumer & International segment:

	Quarter Ended			Nine Months Ended
	June 29, 2019	June 30, 2018	Change	June 29, 2019	June 30, 2018	Change
Revenues:
Media Networks	$6,713	$5,534	21%	$18,317	$16,597	10%
Parks, Experiences and Products	6,575	6,136	7%	19,570	18,566	5%
Studio Entertainment	3,836	2,880	33%	7,817	7,888	(1)%
Direct-to-Consumer & International	3,858	827	>100%	5,921	2,589	>100%
Eliminations	(737)	(148)	>(100)%	(1,155)	(512)	>(100)%
	$20,245	$15,229	33%	$50,470	$45,128	12%
Segment operating income/(loss):
Media Networks	$2,136	$1,995	7%	$5,696	$5,496	4%
Parks, Experiences and Products	1,719	1,655	4%	5,377	4,918	9%
Studio Entertainment	792	701	13%	1,607	2,400	(33)%
Direct-to-Consumer & International	(553)	(168)	>(100)%	(1,074)	(398)	>(100)%
Eliminations	(133)	6	nm	(174)	(4)	>(100)%
	$3,961	$4,189	(5)%	$11,432	$12,412	(8)%

Media Networks
Media Networks revenues for the quarter increased 21% to $6.7 billion and segment operating income increased 7% to $2.1 billion.
The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	June 29, 2019	June 30, 2018	Change	June 29, 2019	June 30, 2018	Change
Supplemental revenue detail:
Cable Networks	$4,464	$3,597	24%	$12,243	$11,083	10%
Broadcasting	2,249	1,937	16%	6,074	5,514	10%
	$6,713	$5,534	21%	$18,317	$16,597	10%
Supplemental operating income detail:
Cable Networks	$1,637	$1,429	15%	$4,169	$3,950	6%
Broadcasting	307	369	(17)%	974	1,008	(3)%
Equity in the income of investees	192	197	(3)%	553	538	3%
	$2,136	$1,995	7%	$5,696	$5,496	4%
Cable Networks
Cable Networks revenues for the quarter increased 24% to $4.5 billion and operating income increased 15% to $1.6 billion. Higher operating income was due to the consolidation of 21CF businesses (primarily the FX and National Geographic networks) and an increase at ESPN, partially offset by a decrease at Freeform.
The increase at ESPN was due to higher advertising and affiliate revenue, partially offset by an increase in programming and production costs. Higher advertising revenue was due to increases in units sold and rates, partially offset by lower viewership. Advertising revenue was positively impacted by two additional NBA finals games. Affiliate revenue growth was driven by contractual rate increases, partially offset by a decline in subscribers. The increase in programming and production costs was due to contractual rate increases for MLB and NBA programming and new rights for boxing and mixed martial arts.
The decrease at Freeform was due to an increase in programming and production costs, partially offset by higher income from program sales. The programming and production cost increase reflected the timing of amortization and higher average cost of programming in the current quarter.
Broadcasting
Broadcasting revenues for the quarter increased 16% to $2.2 billion and operating income decreased 17% to $307 million. Lower operating income was due to decreases in ABC Studios program sales and network advertising revenue, partially offset by a decrease in programming costs, higher affiliate revenue and, to a lesser extent, the consolidation of 21CF businesses.
The decrease in ABC Studios program sales was driven by the prior year sale of Luke Cage and lower sales of How to Get Away With Murder and Designated Survivor. The decrease in network advertising revenues reflected lower viewership, partially offset by higher rates. Lower programming costs reflected a decrease in the average cost of programming in the current quarter compared to the prior-year quarter, which included airings of Roseanne, as well as lower program cost write-downs.

Parks, Experiences and Products
Parks, Experiences and Products revenues for the quarter increased 7% to $6.6 billion and segment operating income increased 4% to $1.7 billion. Operating income growth for the quarter was due to increases at our consumer products businesses and Disneyland Paris, partially offset by a decrease at our domestic parks and resorts. Results included a benefit from a shift in the timing of the Easter holiday. In the current year, the entire Easter holiday fell in the third quarter, while the third quarter of the prior year included only one week of the Easter holiday.
The increase at our consumer products business was due to growth at our merchandise licensing and retail businesses. Growth at merchandise licensing was primarily due to higher revenue from merchandise based on Toy Story, partially offset by a decrease from Star Wars merchandise. The increase at our retail business was due to higher comparable store sales and online revenue.
Higher operating income at Disneyland Paris was primarily due to higher average ticket prices, partially offset by labor and other cost inflation and lower attendance.
The decrease in operating income at our domestic parks and resorts was due to higher costs and lower volume, partially offset by increased average per capita guest spending. Higher costs were driven by labor and other cost inflation and expenses associated with Star Wars: Galaxy’s Edge, which opened at Disneyland Resort on May 31. The decrease in volume was due to lower attendance, partially offset by higher occupied room nights. Guest spending growth was primarily due to higher average ticket prices and increased food, beverage and merchandise spending.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 33% to $3.8 billion and segment operating income increased 13% to $792 million. Higher operating income was due to an increase in theatrical distribution results and lower film cost impairments at our legacy operations. These improvements were partially offset by a loss from the 21CF businesses and lower TV/SVOD and home entertainment distribution results at our legacy operations.
The increase in theatrical distribution results was due to the performance of Avengers: Endgame, Aladdin, Captain Marvel and Toy Story 4 in the current quarter compared to Avengers: Infinity War, Incredibles 2, Black Panther and Solo: A Star Wars Story in the prior-year quarter.
Operating results at the 21CF businesses reflected a loss from theatrical distribution driven by the performance of Dark Phoenix, for which we also recorded a film cost impairment, partially offset by income from TV/SVOD distribution.
Lower TV/SVOD distribution results were due to sales of Star Wars: The Last Jedi and Thor: Ragnarok in domestic pay television in the prior-year quarter with no comparable titles in the current quarter.
The decrease in home entertainment results was due to lower unit sales and net effective pricing reflecting the performance of Black Panther in the prior-year quarter compared to Captain Marvel in the current quarter.

Direct-to-Consumer & International
Direct-to-Consumer & International revenues for the quarter increased from $827 million to $3,858 million and segment operating loss increased from $168 million to $553 million. The increase in operating loss was due to the consolidation of Hulu, the ramp up of investment in ESPN+, which was launched in April 2018 and costs associated with the upcoming launch of Disney+. Results for the quarter also reflected a benefit from the inclusion of the 21CF businesses due to income at the Fox and National Geographic international channels, partially offset by a loss at Star India.
Commencing on March 20, 2019, 100% of Hulu’s operating results are included in the Direct-to-Consumer & International segment as a result of our acquisition of a controlling interest in Hulu. Prior to March 20, 2019, the Company’s ownership share of Hulu results was reported as equity in the loss of investees.

Eliminations
Revenue eliminations increased from $148 million to $737 million and segment operating income eliminations went from income of $6 million to a loss of $133 million driven by eliminations of licenses of ABC Studios and Twentieth Century Fox Television programs to Hulu.

ADOPTION OF NEW REVENUE RECOGNITION ACCOUNTING GUIDANCE
At the beginning of fiscal 2019, the Company adopted new revenue recognition accounting guidance (ASC 606). Results for fiscal 2019 are presented under ASC 606, while prior period amounts continue to be reported in accordance with our historical accounting.
The current quarter includes a $53 million unfavorable impact on segment operating income from the ASC 606 adoption. The most significant impacts were a $23 million decrease at Parks, Experiences and Products, which reflected the deferral of revenues related to sales of vacation club properties, and a $16 million decrease at Media Networks, which reflected a change in timing of revenue recognition on contracts with minimum guarantees.

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $46 million to $238 million in the current quarter due to costs incurred in connection with the 21CF acquisition.
Restructuring Charges
During the quarter, the Company recorded charges totaling $207 million, primarily for severance, in connection with the integration of 21CF. These charges are recorded in “Restructuring and impairment charges” in the Condensed Consolidated Statements of Income.

Other income/(expense), net
Other income/(expense), net was as follows (in millions):

	Quarter Ended
	June 29, 2019	June 30, 2018	Change
Hulu gain adjustment	$(123)	$—	nm
The Company acquired 21CF’s 30% interest in Hulu as part of the 21CF acquisition. As a result, upon the closing of the 21CF transaction, the Company owned a 60% interest in Hulu, began consolidating Hulu and recorded a one-time gain of $4.9 billion in the second quarter of the current year as a result of remeasuring our initial 30% interest in Hulu to fair value. During the current quarter, the Company adjusted the gain by $123 million due to an update to our estimate of the fair value of the Company’s initial 30% interest in connection with our agreement with NBCU that provided the Company with full operational control of Hulu.
Interest expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	June 29, 2019	June 30, 2018	Change
Interest expense	$(472)	$(175)	>(100)%
Interest income, investment income and other	61	32	91%
Interest expense, net	$(411)	$(143)	>(100)%
The increase in interest expense was due to higher debt balances as a result of the 21CF acquisition.
The increase in interest income, investment income and other was due to higher cash balances and the inclusion of a $27 million benefit related to pension and postretirement benefit costs, other than service cost, partially offset by higher investment impairments. The Company adopted new accounting guidance in fiscal 2019 and now presents the elements of pension and postretirement plan costs, other than service cost, in “Interest expense, net.” The comparable benefit of $9 million in the prior-year quarter was reported in “Costs and expenses.” The benefit in the current quarter was due to the expected return on pension plan assets exceeding interest expense on plan liabilities and amortization of prior net actuarial losses.

Equity in the Income (Loss) of Investees, net
Equity in the income (loss) of investees was as follows (in millions):

	Quarter Ended
	June 29, 2019	June 30, 2018	Change
Amounts included in segment results:
Media Networks	$192	$197	(3)%
Parks, Experiences and Products	—	(5)	nm
Direct-to-Consumer & International	7	(119)	nm
Impairment of equity investments	(185)	—	nm
Amortization of 21CF intangible assets related to equity investees	(15)	—	nm
Equity in the income / (loss) of investees, net	$(1)	$73	nm
The decrease in equity losses at Direct-to-Consumer & International was due to the impact of consolidating Hulu.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	June 29, 2019	June 30, 2018	Change
Effective income tax rate	19.6%	20.6%	1.0	ppt
The decrease in the effective income tax rate was due to U.S. federal income tax legislation, the “Tax Cuts and Jobs Act” (Tax Act), which was enacted in the prior year. The Tax Act reduced the Company’s U.S. statutory federal income tax rate to 21.0% in fiscal 2019 from 24.5% in fiscal 2018. This was partially offset by the comparison to a one-time $0.1 billion benefit from the Tax Act in the prior-year quarter.
Noncontrolling Interests

Net (income) loss attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	June 29, 2019	June 30, 2018	Change
Net income from continuing operations attributable to noncontrolling interests	$(186)	$(143)	(30)%
The increase in net income from continuing operations attributable to noncontrolling interests was primarily due to accretion of the fair value of the redeemable noncontrolling interest in Hulu, the consolidation of 21CF’s operations and growth at ESPN. These increases were partially offset by a higher loss from our direct-to-consumer sports business. The impact from 21CF was primarily due to the allocation of income to the National Geographic noncontrolling interest holder.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

Cash Flow
Cash provided by continuing operations and free cash flow were as follows (in millions):

	Nine Months Ended
	June 29, 2019	June 30, 2018	Change
Cash provided by operations - continuing operations	$4,266	$10,442	$(6,176)
Investments in parks, resorts and other property	(3,567)	(3,264)	(303)
Free cash flow (1)	$699	$7,178	$(6,479)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 9 through 12.

Cash provided by continuing operations for the first nine months of fiscal 2019 decreased by $6.2 billion from $10.4 billion in the prior-year nine months to $4.3 billion in the current nine months. The decrease was due to the payment of certain tax obligations that arose from the spin-off of Fox Corporation in connection with the 21CF acquisition, lower segment operating income and higher payments for interest.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	June 29, 2019	June 30, 2018
Media Networks
Cable Networks	$60	$90
Broadcasting	65	54
Total Media Networks	125	144
Parks, Experiences and Products
Domestic	2,491	2,379
International	611	468
Total Parks, Experiences and Products	3,102	2,847
Studio Entertainment	61	72
Direct-to-Consumer & International	137	85
Corporate	142	116
Total investments in parks, resorts and other property	$3,567	$3,264
Capital expenditures increased by $303 million to $3.6 billion driven by higher spending on new attractions at our theme parks and resorts.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	June 29, 2019	June 30, 2018
Media Networks
Cable Networks	$79	$83
Broadcasting	62	68
Total Media Networks	141	151
Parks, Experiences and Products
Domestic	1,085	1,075
International	549	561
Total Parks, Experiences and Products	1,634	1,636
Studio Entertainment	53	42
Direct-to-Consumer & International	155	75
Corporate	124	138
Total depreciation expense	$2,107	$2,042
Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS from continuing operations to EPS excluding certain items affecting comparability for the quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	EPS(3)	Change vs. prior year period
Quarter Ended June 29, 2019:
As reported	$2,018	$(395)	$1,623	$0.79	(59)%
Exclude:
Amortization of 21CF and Hulu intangible assets and fair value step-up on film and television costs(4)	779	(168)	611	0.34
Restructuring and impairment charges(5)	207	(48)	159	0.09
Impairment of equity investments(6)	185	(42)	143	0.08
Other income, net(7)	123	(28)	95	0.05
Excluding certain items affecting comparability	$3,312	$(681)	$2,631	$1.35	(28)%

Quarter Ended June 30, 2018:
As reported	$3,854	$(795)	$3,059	$1.95
Exclude:
One-time net benefit from the Tax Act	—	(110)	(110)	(0.07)
Excluding certain items affecting comparability	$3,854	$(905)	$2,949	$1.87

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)	Intangible asset amortization was $490 million, step-up amortization was $274 million and amortization of intangible assets related to 21CF equity investees was $15 million.

(5)	Reflects severance and equity-based compensation charges related to the acquisition and integration of 21CF ($207 million).

(6)	Primarily reflects the impairment of an investment in a cable channel at A+E Television Networks.

(7)	Reflects an adjustment to the non-cash gain that was recorded in the second quarter of the current year in connection with the acquisition of a controlling interest in Hulu ($123 million).

The following table reconciles reported EPS from continuing operations to EPS excluding certain items affecting comparability for the year.

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	EPS(3)	Change vs. prior year period
Nine Months Ended June 29, 2019:
As reported	$12,686	$(2,687)	$9,999	$5.98	(12)%
Exclude:
Other income, net(4)	(4,840)	1,114	(3,726)	(2.30)
One-time net benefit from the Tax Act	—	(34)	(34)	(0.02)
Amortization of 21CF and Hulu intangible assets and fair value step-up on film and television costs(5)	884	(191)	693	0.43
Restructuring and impairment charges(6)	869	(200)	669	0.42
Impairment of equity investments	538	(123)	415	0.26
Excluding certain items affecting comparability	$10,137	$(2,121)	$8,016	$4.75	(15)%

Nine Months Ended June 30, 2018:
As reported	$11,527	$(880)	$10,647	$6.81
Exclude:
One-time net benefit from the Tax Act	—	(1,801)	(1,801)	(1.17)
Other income, net(4)	(94)	23	(71)	(0.05)
Restructuring and impairment charges	28	(6)	22	0.01
Excluding certain items affecting comparability	$11,461	$(2,664)	$8,797	$5.60

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Other income, net for the current nine-month period includes a non-cash gain recognized in connection with the acquisition of a controlling interest in Hulu ($4.8 billion) and insurance recoveries on a legal matter ($46 million). Other income in the prior-year nine-month period included a gain from the sale of property rights ($53 million) and insurance recoveries on a legal matter ($38 million).

(5)	Intangible asset amortization was $562 million, step-up amortization was $307 million and amortization of intangible assets related to 21CF equity investees was $15 million.

(6)	Reflects severance and equity-based compensation charges related to the acquisition and integration of 21CF ($869 million).
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of income from continuing operations before income taxes to segment operating income is as follows (in millions):

	Quarter Ended		% Change	Nine Months Ended		% Change
(in millions)	June 29, 2019	June 30, 2018	Better/ (Worse)	June 29, 2019	June 30, 2018	Better/ (Worse)
Income from continuing operations before income taxes	$2,018	$3,854	(48)%	$12,686	$11,527	10%
Add/(subtract):
Corporate and unallocated shared expenses	238	192	(24)%	678	536	(26)%
Restructuring and impairment charges	207	—	nm	869	28	>(100)%
Other income/(expense), net	123	—	nm	(4,840)	(94)	>100%
Interest expense, net	411	143	>(100)%	617	415	(49)%
Amortization of 21CF and Hulu intangible assets and fair value step-up on film and television costs(1)	779	—	nm	884	—	nm
Impairment of equity investments	185	—	nm	538	—	nm
Segment Operating Income	$3,961	$4,189	(5)%	$11,432	$12,412	(8)%

(1)
For the quarter ended June 29, 2019, amortization of intangible assets, step-up of film and television costs and intangibles related to Twenty First Century Fox (21CF) equity investees were $490 million, $274 million and $15 million, respectively. For the nine-months ended June 29, 2019, amortization of intangible assets, step-up of film and television costs and intangibles related to 21CF equity investees were $562 million, $307 million and $15 million, respectively.

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 6, 2019, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements such as expectations regarding our products and services and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, integration initiatives and timing of synergy realization) or other business decisions, as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, regulatory, political, or military developments;

•	technological developments; and

•	labor markets and activities.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	construction;

•	expenses of providing medical and pension benefits;

•	income tax expense;

•	performance of some or all company businesses either directly or through their impact on those who distribute our products; and

•	achievement of anticipated benefits of the 21st Century Fox transaction.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2018 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Revenues:
Services	$18,022	$13,143	$43,899	$38,647
Products	2,223	2,086	6,571	6,481
Total revenues	20,245	15,229	50,470	45,128
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(11,445)	(7,124)	(26,176)	(20,761)
Cost of products (exclusive of depreciation and amortization)	(1,374)	(1,224)	(4,020)	(3,857)
Selling, general, administrative and other	(3,362)	(2,213)	(7,844)	(6,539)
Depreciation and amortization	(1,304)	(744)	(2,864)	(2,217)
Total costs and expenses	(17,485)	(11,305)	(40,904)	(33,374)
Restructuring and impairment charges	(207)	—	(869)	(28)
Other income/(expense), net	(123)	—	4,840	94
Interest expense, net	(411)	(143)	(617)	(415)
Equity in the income / (loss) of investees, net	(1)	73	(234)	122
Income from continuing operations before income taxes	2,018	3,854	12,686	11,527
Income taxes from continuing operations	(395)	(795)	(2,687)	(880)
Net income from continuing operations	1,623	3,059	9,999	10,647
Income from discontinued operations (net of income taxes of $100, $0, $105 and $0, respectively)	359	—	380	—
Net income	1,982	3,059	10,379	10,647
Less: Net income from continuing operations attributable to noncontrolling and redeemable noncontrolling interests	(186)	(143)	(343)	(371)
Less: Net income from discontinued operations attributable to noncontrolling interests	(36)	—	(36)	—
Net income attributable to The Walt Disney Company (Disney)	$1,760	$2,916	$10,000	$10,276

Earnings per share attributable to Disney:
Continuing operations	$0.79	$1.95	$5.98	$6.81
Discontinued operations	0.18	—	0.21	—
Diluted(1)	$0.97	$1.95	$6.19	$6.81

Continuing operations	$0.80	$1.96	$6.01	$6.84
Discontinued operations	0.18	—	0.21	—
Basic(1)	$0.98	$1.96	$6.22	$6.84

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,814	1,498	1,616	1,510

Basic	1,802	1,491	1,607	1,502

(1)	Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	June 29, 2019	September 29, 2018
ASSETS
Current assets
Cash and cash equivalents	$6,728	$4,150
Receivables	15,673	9,334
Inventories	1,516	1,392
Television costs and advances	4,526	1,314
Other current assets	1,035	635
Assets held for sale	1,892	—
Total current assets	31,370	16,825
Film and television costs	22,552	7,888
Investments	3,872	2,899
Parks, resorts and other property
Attractions, buildings and equipment	57,457	55,238
Accumulated depreciation	(32,088)	(30,764)
	25,369	24,474
Projects in progress	4,853	3,942
Land	1,170	1,124
	31,392	29,540
Intangible assets, net	25,114	6,812
Goodwill	77,801	31,269
Noncurrent assets held for sale	12,591	—
Other assets	4,783	3,365
Total assets	$209,475	$98,598

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$17,647	$9,479
Current portion of borrowings	21,923	3,790
Deferred revenue and other	4,730	4,591
Liabilities held for sale	293	—
Total current liabilities	44,593	17,860
Borrowings	36,311	17,084
Deferred income taxes	10,404	3,109
Noncurrent liabilities held for sale	2,353	—
Other long-term liabilities	10,561	6,590
Commitments and contingencies
Redeemable noncontrolling interests	8,897	1,123
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares at June 29, 2019 and 2.9 billion shares at September 29, 2018	53,718	36,779
Retained earnings	41,382	82,679
Accumulated other comprehensive loss	(3,721)	(3,097)
	91,379	116,361
Treasury stock, at cost, 19 million shares at June 29, 2019 and 1.4 billion shares at September 29, 2018	(907)	(67,588)
Total Disney Shareholders’ equity	90,472	48,773
Noncontrolling interests	5,884	4,059
Total equity	96,356	52,832
Total liabilities and equity	$209,475	$98,598

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	June 29, 2019	June 30, 2018
OPERATING ACTIVITIES
Net income from continuing operations	$9,999	$10,647
Depreciation and amortization	2,864	2,217
Gain on acquisition	(4,794)	—
Deferred income taxes	1,716	(1,411)
Equity in the (income) / loss of investees	234	(122)
Cash distributions received from equity investees	548	587
Net change in film and television costs and advances	59	(601)
Equity-based compensation	591	307
Other	152	297
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(1,428)	(1,178)
Inventories	(96)	53
Other assets	450	(472)
Accounts payable and other liabilities	219	(316)
Income taxes	(6,248)	434
Cash provided by operations - continuing operations	4,266	10,442

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,567)	(3,264)
Acquisitions	(9,901)	(1,581)
Other	(317)	(298)
Cash used in investing activities - continuing operations	(13,785)	(5,143)

FINANCING ACTIVITIES
Commercial paper borrowings, net	2,973	453
Borrowings	31,348	1,056
Reduction of borrowings	(19,039)	(1,356)
Dividends	(1,310)	(1,266)
Repurchases of common stock	—	(3,577)
Proceeds from exercise of stock options	278	129
Contributions from / sales of noncontrolling interests	544	363
Acquisition of noncontrolling and redeemable noncontrolling interests	(1,430)	—
Other	(831)	(783)
Cash provided by / (used in) financing activities - continuing operations	12,533	(4,981)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	320	—
Cash used in financing activities - discontinued operations	(179)	—
Cash used in discontinued operations	141	—

Impact of exchange rates on cash, cash equivalents and restricted cash	47	(51)

Change in cash, cash equivalents and restricted cash	3,202	267
Cash, cash equivalents and restricted cash, beginning of period	4,155	4,064
Cash, cash equivalents and restricted cash, end of period	$7,357	$4,331

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601